Exhibit 10.6
SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is dated as of March 20, 2017, by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DF Property Management LLC, a Delaware limited liability company (the “LLC”), and Brian D. Doricko (the “Executive”).
WHEREAS, the Executive, the Company, and the LLC have agreed that the Company and the LLC will accept the Executive’s resignation in exchange for providing him with the benefits described in this Agreement subject to his execution of this Agreement which includes a general release of claims; and
WHEREAS, the Executive, the Company, and the LLC agree that under the circumstances of his departure, Executive is not eligible for the Severance benefits in the Severance Agreement, dated December 3, 2015 between the Company, the LLC and the Executive (the “Severance Agreement”) but pursuant to this Agreement, Executive will receive the same benefits for which he would have been eligible in the event the Company terminated him without Cause in exchange for his execution of this Agreement.
Accordingly, the parties hereby agree as follows:
1.Resignation. Executive has resigned from employment, and any and all positions with the Company and the LLC, effective March 17, 2017 (the “Separation Date”). Until and through the Separation Date, regardless of whether Executive signs this Agreement and pursuant to applicable Company policies, the Executive shall (a) continue to be paid his current salary, subject to payroll deductions and withholdings, (b) continue to receive his current medical, vacation and other benefits, (c) be entitled to reimbursement of reasonable business expenses in accordance with Company and LLC policies, and (d)  be a Participant in the Company’s 2017 Sales Incentive Plan. This resignation is mutually agreed upon between the parties, and will not constitute a termination without Cause pursuant to the Severance Agreement; the Restricted Stock Award Agreements dated December 5, 2016, January 5, 2016, or January 6, 2017 (together, the “Restricted Stock Award Agreements”); the Stock Unit Award Agreements dated January 5, 2016, or January 6, 2017 (together, the “Stock Unit Award Agreements”); or any other agreement to which Executive is a party.
2.Compensation and Benefits Accrued at Termination.
a.By the next regular payroll date following the Separation Date, Executive will receive the following payments, regardless of whether Executive signs this Agreement: (i) the unpaid portion of the Executive’s annual salary at the Annual Salary Rate, pro-rated through the Separation Date, payable in accordance with the Company’s regular pay schedule; and (ii) for vacation time accrued but unused at the Separation Date consistent with the Company's policies for executives generally.
b.Regardless of whether Executive signs this Agreement, the Executive shall also be reimbursed for reasonable business expenses and disbursements incurred by Executive prior to the Separation Date in accordance the Company's reimbursement policies as in effect at the Separation Date.
c.With respect to amounts due under any applicable sales incentive compensation plan, the amounts set forth on Schedule 1 attached hereto, shall be payable in accordance with the Company’s regular pay schedule for sales incentive compensation.
3.Severance Payment. If Executive executes this Agreement on or after March 17, 2017 and makes it effective in accordance with Section 12 of this Agreement, the Executive shall be paid a severance payment equal to the sum of: (a) the Annual Salary Rate, plus (b) 100% of the Target Bonus, for a total payment of $343,750 (collectively, the “Severance Payment”), less applicable withholdings and deductions, paid in a lump sum on the Company’s first regular payroll date after the Release Date (as defined below). The Company acknowledges that, pursuant to Section 2.11 of the Severance Agreement, Executive’s receipt of the Severance Payment pursuant to this Section may not be reduced or diminished in the event that Executive does not seek other employment.
4. Leasing Opportunities. If Executive executes this Agreement on or after March 17, 2017 and makes it effective in accordance with Section 12 of this Agreement, and if any of the leasing opportunities set forth on Schedule 2 attached hereto (the “Leasing Opportunities”) result in an Acceptable Definitive Lease as defined in the DF Property Management, LLC Amended and Restated Sales Incentive Plan, effective January 1, 2016 (the “2016 Sales Incentive Plan”) within 90 days of the Separation Date, Executive will be eligible for a commission related to such Acceptable Definitive Lease on the same conditions as if that that Acceptable Definitive Lease was in place on the Separation Date provided all conditions of Section 7(b)(iv) and (v) of the 2016 Sales Incentive Plan have been met. The parties acknowledge and agree that for purposes of calculating any commission payments to Executive following the Separation Date, ROI shall be determined using the calculation of return on invested capital used by the Company for general purposes, as modified by the Company’s Chief

Financial Officer (“CFO”), in his or her reasonable discretion based on historical Company practices, including, without limitation, the adjustment of such calculation to reduce ROI to account for options and other concessions and office and storage space, and fiber and conduits, provided to the customer at no cost. Such calculation shall be based on the total investment of the facility that is the subject of the applicable Definitive Lease (as that term is defined in the 2016 Sales Incentive Plan) determined, or estimated if it cannot be finally determined, as of the effective date of the applicable Definitive Lease for any commission payment (i.e., there will be one ROI calculation, determined or estimated as of the effective date of the Definitive Lease, that shall apply to both the first and second commission payment, if any commission is earned under this Section).  Executive agrees to accept the payment calculated by the CFO as described above as the full and final payment due him pursuant to this Agreement. For avoidance of doubt, both parties agree that following the determination of the amount of the commission payment, or a determination by the CFO that no such payment will become due and owing, the parties agree that there will be no further adjustments to the commission paid to the Executive.
5.Equity Awards. If Executive executes this Agreement on or after March 17, 2017 and makes it effective in accordance with Section 12 of this Agreement, all shares of Company common stock subject to stock options, Company common stock subject to forfeiture, restricted stock units (other than the restricted stock units subject to Section 6 below) and other equity awards held by Executive pursuant to the Restricted Stock Award Agreements on the Separation Date that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the Separation Date if Executive had remained employed during such period, as set forth on Schedule 3 attached hereto, shall become vested and exercisable or free from such repurchase restrictions effective as of the Release Date, and all other terms of such awards shall be governed by the Restricted Stock Award Agreements, plans or other documents pursuant to which such equity awards were granted.
6.Performance-Based Awards. If Executive executes this Agreement on or after March 17, 2017 and makes it effective in accordance with Section 12 of this Agreement, with respect to each of the performance-based restricted stock units held by the Executive pursuant to the Stock Unit Award Agreements, the applicable performance period shall end as of the Separation Date, and, effective as of the Release Date, the Executive shall vest in the number of stock units determined by multiplying the number of stock units to which the Executive would otherwise be entitled at the “target” level by a fraction, the numerator of which is the number of days from the beginning of the applicable performance period until the date of the Separation Date and the denominator is the number of days from the beginning of the applicable performance period to the end of the applicable performance period, as set forth on Schedule 4 attached hereto.
7.COBRA Benefits. If Executive executes this Agreement on or after March 17, 2017and makes it effective in accordance with Section 12 of this Agreement, if Executive timely elects and if he remains eligible for continued coverage under the Company’s group health plan pursuant to COBRA, effective following the Release Date, the Company will pay the insurance premiums under the Company’s group health plan for the continuation of health care coverage under COBRA during the twelve- (12-) month period after the Separation Date, provided that the Company shall be required to pay only up to the amount of the premiums it was paying on behalf of Executive and his eligible dependents immediately prior to the Separation Date (and provided that such payments shall cease if Executive becomes eligible for benefits under a group health plan of another employer), and Executive shall reimburse the Company for any difference. The Company may set off any amounts owed to it pursuant to this Section 7 against any amount or award that would otherwise be payable by the Company to Executive pursuant to this Agreement.
8.Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive any additional compensation, severance or benefits after the Separation Date.
9.Proprietary Information and Post-Termination Obligations. Both during and after Executive’s employment Executive acknowledges his continuing obligations under Executive’s Non-Disclosure, Assignment and Non-Solicitation Agreement (the “Non-Disclosure Agreement”) not to use or disclose any confidential or proprietary information of the Company. A copy of Executive’s Non-Disclosure Agreement is attached hereto as Exhibit A. If Executive has any doubts as to the scope of the restrictions in the Non-Disclosure Agreement, Executive should contact Rick Montfort immediately to assess his compliance. The Company acknowledges that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
10.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement to Executive’s immediate family; (b) Executive may disclose this Agreement in confidence to Executive’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit Executive’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
11.Cooperation after Termination. Executive agrees to cooperate fully with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making himself reasonably available during regular business hours.
12.Requirement to Execute a Valid Waiver and Release. Executive shall not receive any of the benefits pursuant to Sections 3 through 7 of this Agreement unless and until: (a) the Release set forth in Section 12 below becomes effective and can no longer be revoked by Executive under its terms (“Release Date”); (b) Executive returns to the Company on or before the Separation Date all equipment, property and confidential information of the Company or the LLC in his possession or control (whether in paper or other tangible form or electronic form); and (c) Executive complies with his obligations under this Agreement and the Non-Disclosure Agreement. Notwithstanding any other provision of this Agreement to the contrary, Executive must return the Release and allow it to become effective no later than the twenty-first (21st) date following the date of this Agreement.
13.Release. For and in consideration of the payments, awards and support provided in Sections 3 through 7 of this Agreement, to which the Executive would not otherwise be entitled, and except as otherwise set forth in this Agreement, Executive, on behalf of himself and, to the extent permitted by law, on behalf of his spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on his behalf (collectively, the “Employee Parties”), hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims Executive is releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

*	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

*
has discriminated against Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Virginia Human Rights Act; the Virginians with Disabilities Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

*
has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement Executive does not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this

Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Executive may have under applicable workers’ compensation laws and Executive’s right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. In addition, Executive is not releasing any rights that Executive has to be indemnified arising under any indemnification agreement between Executive and the Company. Nothing in this Agreement abrogates Executive’s right to apply for unemployment benefits or to accept such benefits if Executive qualifies. Nothing in this Agreement shall prevent Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. Executive further understands this Agreement does not limit Executive's ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Executive's right to receive an award for information provided to the Securities and Exchange Commission, Executive understands and agree that, Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights Executive may have to individual relief based on any Claims that Executive has released and any rights Executive has waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate Executive's existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date Executive executes this Agreement pursuant to any such plan or agreement.
14.Executive’s Acknowledgments and Affirmations/ Effective Date of Agreement. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any and all rights Executive may have under the ADEA, as amended. Executive also acknowledges and agrees that (i) the consideration given to Executive in exchange for the waiver and release in this Agreement is in addition to anything of value to which Executive was already entitled, and (ii) that Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and has not suffered any on-the-job injury for which Executive has not already filed a Claim. Executive affirms that all of the decisions of the Company Parties regarding Executive’s pay and benefits through the date of Executive execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Executive affirms that he has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Company Parties. Executive further affirms that he has no known workplace injuries or occupational diseases. Executive acknowledges and affirms that he has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. Executive further acknowledges and affirms that he has been advised by this writing that: (a) Executive’s waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (c) Executive has been given twenty-one (21) days to consider this Agreement (although Executive may choose to voluntarily execute this Agreement earlier and if Executive does Executive will sign the Consideration Period waiver below); (d) Executive has seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the Release Date, which shall be the eighth day after this Agreement is executed by you.
15.Non-Disparagement. Executive shall not, at any time prior to the Separation Date and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, or its subsidiaries, or their respective officers, directors, employees, advisors, businesses or reputations. The members of the Board, executive officers of the Company and any personnel who are generally responsible for communications with investors and the public (including, without limitation, the Company’s public relations and investor relations personnel) shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his reputation. The Company shall be liable for any such statement, representation, communication or action by any such member of the Board, executive officer or personnel. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or such members of the Board, executive officers or personnel from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive’s or the Company’s respective rights under this Agreement. In addition, nothing in this Agreement shall limit Executive’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
16.Section 409A. The Company is offering severance to Executive in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2018.  For purposes of Code Section 409A, Executive’s right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
17.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
18.Miscellaneous.
a.Integration. This Agreement, including Exhibit A and Schedules 1, 2, 3 and 4, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
b.Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.
c.No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.
d.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns.
e.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument, and pdf and electronic/facsimile copies shall have the effect of originals.
f.Disclosure. The Company will consult with the Executive on any press release or other public disclosure regarding his separation from the Company.
g.Resolution of Disputes.
i.The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy, and provided further that either the Company or Executive shall be entitled to seek from a court of competent jurisdiction in the Commonwealth of Virginia an immediate injunction and restraining order pending final resolution in Arbitration for a breach and/or threatened breach and/or continued breach of this Agreement by the other party. The location for the arbitration shall be the

Washington, D.C. metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.
ii.The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.
iii.The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
iv.Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with this Agreement, that willful actions by Executive have constituted wrongdoing that results in an accounting restatement due to the material noncompliance of the Company with financial reporting requirements in any report or statement filed by the Company with the U.S. Securities and Exchange Commission, then the Company, or its successor, as appropriate, may recover all of any severance compensation and benefits and any bonus or other incentive-based or equity based compensation received by Executive during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission, whichever first occurs, of the financial document embodying such financial reporting requirement, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.
v.If either Executive or the Company is awarded any damages as compensation for any breach or action related to this Agreement, a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), or any other cause of action based in whole or in part on any breach of any provision of this Agreement, such damages shall be limited to contractual damages plus interest on any delayed payment at the lower of (i) interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank or (ii) the maximum rate per annum allowable by applicable law from and after the date(s) that such payments were due and shall exclude consequential damages and punitive damages even if otherwise allowed by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed their names as of the first day and year written above.
DUPONT FABROS TECHNOLOGY, INC.

By:         /s/ Christopher P. Eldredge
Name:    Christopher P. Eldredge
Title:    President and Chief Executive Officer

DF PROPERTY MANAGEMENT LLC

By:	DuPont Fabros Technology, L.P.,
its Managing Member

By:	DuPont Fabros Technology, Inc.,
its General Partner

By:         /s/ Christopher P. Eldredge
Name:    Christopher P. Eldredge
Title:    President and Chief Executive Officer

/s/ Brian D. Doricko
Name: Brian D. Doricko

CONSIDERATION PERIOD
I, Brian D. Doricko, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on March 17, 2017. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:
/s/ Brian D. Doricko
Signature

3/20/17
Date

EXHIBIT A
[Non-Disclosure, Assignment and Non-Solicitation Agreement]
Non-Disclosure, Assignment and Non-Solicitation Agreement
In consideration of my employment or continued employment by DuPont Fabros Technology, Inc., or any of its subsidiaries (collectively, “DFT”), I agree with DFT as follows:
1.    Proprietary Information.
(a)    I agree that all information, whether or not in writing, of a proprietary, private, secret or confidential nature concerning DFT’s business, operations, relationships or financial affairs (collectively, “Proprietary Information”) is the exclusive property of DFT. Except in the normal course of business and in the performance of my duties at DFT, I will not disclose any Proprietary Information to any person or entity, or use any Proprietary Information, without the prior approval of an officer in a Vice President or higher level position of DFT, unless and until such information has become public knowledge without any fault on my part. I will take all reasonable precautions to prevent inadvertent disclosure or use of any Proprietary Information, including, without limitation ensuring that employees, directors, vendors, sub-contractors, attorneys, and agents are permitted access to Proprietary Information only on a “need to know” basis.
(b)    In the event that I receive a subpoena or order of a court, or other body having jurisdiction over a matter in which I am compelled to produce any information relevant to DFT, whether confidential or not, I will immediately notify DFT before making any such disclosure so that DFT may take appropriate action. I will cooperate with DFT in seeking a protective order or other remedy. If DFT is not successful in precluding the requesting body from requiring the disclosure of Proprietary Information, I will furnish only that portion of the Proprietary Information that is required and will exercise all legal efforts to obtain assurances that confidential treatment will be accorded any Proprietary Information that is disclosed.
(c)    I understand that Proprietary Information includes, but is not limited to:
(i)    Development plans, data center, infrastructure and other designs, research and development projects, product and program descriptions, marketing strategies, and future plans and potential strategies of DFT;
(ii)    Financial information, including business plans, projections and strategies, operational plans, financing and capital-raising plans and activities, lease terms and pricing information, purchasing and internal cost information, internal services and operational manuals, the manner and methods of conducting DFT’s business, and information regarding DFT personnel, including employee lists and compensation data;
(iii)    Computer software of any type or form in any stage of actual or anticipated research and development, source code, object code and load modules, programming, program patches, data models and systems plans, design, application and documentation; and
(iv)    Information pertaining to any person or entity that leases, or was solicited by or in discussions or negotiations with DFT regarding a lease of, data center space from DFT, or otherwise contracted for, was billed for, or received from DFT any product or service, and vendors, contractors and sub-contractors of DFT, including, but not limited to, the names of such persons or entities and their representatives, the fact that DFT is in discussions or negotiations with any such persons or entities, the content of any proposals, bids or agreements, data provided to DFT by such persons or entities, and the type, quantity and specifications of products and services leased or received by or from such persons or entities.
2.    Company Property.
(a)    I acknowledge that I have no ownership interest in any Company Property. I also agree that, upon the earlier of a request by DFT and termination of my employment with DFT for any reason, I will deliver promptly to DFT all Company Property in my possession, and I will not download or otherwise keep copies of any Company Property in any format. I will execute any statement or affirmation of compliance with these obligations that DFT may request.
(b)    For purposes of this Agreement, “Company Property” means all assets, property and materials in any form owned by DFT or in which DFT has an interest, including but not limited to, any and all: (i) Proprietary Information of DFT; (ii) trade names or trademarks under which DFT does business; (iii) designs, sketches, drawings, notes, files, records, data, correspondence (including copies of e-mail or voice mail messages) and memoranda prepared by me or received from others in the course of my employment; (iv) manuals, reports, records, notebooks, plans, photographs, specifications, technical data and designs and drawings prepared or received in the course of my employment; and (v) computers, printers, computer hardware and software, computer programs, program listings, diskettes, CD’s, DVD’s, audio and videotapes, downloads and source/object codes, cellular telephones and other wireless devices.

3.    Developments.
(a)    I will make full and prompt disclosure to DFT of all Developments that are created, made, conceived or reduced to practice by me, under my direction or jointly with others during my employment with DFT, whether or not during normal working hours or on the premises of DFT.
(b)    I will assign to DFT all rights, title and interests, including but not limited to copyrights, in such Developments and applications for United States Letters Patent or foreign Letters Patent for such Developments. To the extent that any Developments do not qualify as “works made for hire” under U.S. copyright law, this Agreement will constitute an irrevocable assignment by me to DFT of the ownership of, and all rights of copyright in, such Developments. This subsection does not apply to Developments that I develop entirely on my own time without using DFT’s equipment, supplies, facilities or Proprietary Information and that does not either (i) result from any work that I perform for DFT or (ii) relates, at the time of conception or reduction to practice, to DFT business, or actual or demonstrably anticipated research or development.
(c)    At DFT’s request and expense, I will execute any and all writings, applications, assignments, or other documents that DFT requests to evidence DFT’s ownership, or apply for, register, and/or obtain copyrights or Letters Patent of the United States or of any foreign country, or to otherwise protect DFT’s rights and interests in any Developments. I agree that, if DFT is unable, after reasonable effort, to obtain my signature on any papers referred to above, any officer of DFT may execute any such papers as my agent and attorney-in-fact. By my signature on this Agreement, I designate and appoint each officer of DFT as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions DFT considers necessary to protect its rights and interests in any Developments.
(d)    For Purposes of this Agreement, “Developments” mean discoveries, inventions, works of authorship, methods, software, mask works, improvements and ideas (whether patentable or not) that relate to DFT’s business or any of its activities, research or development. I understand that Developments do not include such works that I cannot assign to DFT because of the ownership interests of third parties or in which I acquired a right, title, or interest prior to my employment by DFT and that are either identified in writing and attached to this Agreement, or published or filed in any patent office. I understand that, if I have not so identified any Developments, I am representing that I do not have any Developments to identify.

4.	Protection of DFT.
(a)    While I am employed by DFT, I will not solicit or provide Conflicting Services except on behalf or at the direction of DFT. For the one-year period immediately following the termination of my employment with DFT for any reason, I agree that, as an employee, consultant, owner, partner or in any other capacity, I will not solicit or provide Conflicting Services except on behalf of or at the direction of DFT.
(b)    During the period of my employment with DFT and for the one-year period immediately following the termination of my employment with DFT for any reason, I agree that, as an employee, consultant, owner, partner or in any other capacity, unless I have received the written consent of DFT, I will not:
(i)    Solicit any Tenant or Active Prospect to lease, purchase or otherwise occupy data center space in the United States, or request, induce, or attempt to induce any Tenant or Active Prospect to terminate its relationship with DFT; or
(ii)    Solicit, recruit, induce for employment or hire (or assist or encourage any other person or entity to solicit, recruit or induce for employment), directly or indirectly or on behalf of myself or any other person or entity, any officer or non-clerical employee of DFT or any person who was an officer or non-clerical employee of DFT at any time during the final three months of my employment with DFT (other than any such employee whose employment was terminated by DFT), to work for my or any person or entity with which I am or intend to be affiliated, or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with DFT, or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact.
(c)    I agree and acknowledge that the market for DFT’s services is the United States of America, so that this Agreement applies to my activities in the United States. If after applying the provisions of this subparagraph, a court determines that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restrictions cannot otherwise be enforced I agree that the fifty (50) miles radius from any facility at which I worked for DFT on either a regular or occasional basis during the year immediately preceding termination of my employment with DFT shall be the geographic limitation relevant to the contested restriction.
(d)    For purposes of this Agreement:
(i)    “Conflicting Services” means the product, service or process of a person or organization, other than DFT, that directly competes in the United States with a product, service or process of DFT;

(ii)    “Tenant” means a tenant (or affiliate thereof) of DFT as of the date of termination of my employment with DFT (i) in which a lease has been entered into between tenant (or affiliate thereof) and DFT, and (ii) with which I had any contact or association, or the identity of which was learned by me as a result of my employment with DFT at any time during the last year of my employment with DFT; and
(iii)    “Active Prospect” means a prospective tenant (or affiliate thereof) of DFT (i) that is or was the recipient of a letter of intent or term sheet from DFT for the lease data center space within the 6-month period prior to the termination of my employment with DFT and (ii) with which I had any contact or association, or the identity of which was learned by me as a result of my employment with DFT at any time during the last year of my employment.
5.    Reasonableness of Restrictions and Severability.
(a)    I have read this entire Agreement and understand it. The terms of this Agreement will not prevent me from earning a living or pursuing my career. The restrictions contained in this Agreement are reasonable, proper, and necessitated by DFT’s legitimate business interests. I am entering into this Agreement freely and with knowledge of its content and with the intent to be bound by the terms of this Agreement.
(b)    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under any applicable law or rule in any jurisdiction. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I acknowledge that the court shall read the Agreement as a whole and interpret the restrictions at issue to be enforceable and valid to the maximum extent allowed by law. If the Court declines to enforce this Agreement in this manner, I acknowledge that this Agreement will be modified automatically to provide DFT with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
(c)    If any provision of this Agreement is declared to be ambiguous, unenforceable or invalid, the remainder of this Agreement shall remain in full force and effect, and the Agreement shall be read as if the ambiguous, unenforceable or invalid provision was not contained in the Agreement.
6.    Injunctive Relief and Remedies.
I acknowledge that it may be impossible to assess the damages caused by my violation of this Agreement, or any of its terms. I agree that any threatened or actual violation or breach of this Agreement, or any of its terms, will constitute immediate and irreparable injury to DFT. I agree that, in addition to any and all other damages and remedies available to DFT if I breach this Agreement, DFT shall be entitled to an injunction to prevent me from violating or breaching this Agreement or any of its terms. In the event that DFT enforces this Agreement through a court order, I agree that the restrictions contained in Section 4 shall remain in effect from the effective date of the order enforcing the Agreement for the applicable periods of time set forth in Section 4. If DFT is successful in whole or part in any legal or equitable action against me under this Agreement, I will reimburse DFT for all related costs, including reasonable attorney’s fees.

7.	Publication of this Agreement to Subsequent Employers or Business Associates.
If I am offered employment or the opportunity to enter into any business venture that provides or is planning to provide Conflicting Services as owner, partner, consultant or other capacity while the restrictions described in Section 4 of this Agreement are in effect, I will inform my potential employer, partner, co-owner and/or others involved in managing such business of my obligations under this Agreement and provide such person or persons with a copy of this Agreement. I authorize DFT to provide copies of this Agreement to any of the persons or entities described in section and to make such persons aware of my obligations under this Agreement.
8.    Miscellaneous.
(a)    This Agreement and the restrictions and obligations in it survive my employment relationship with DFT and are binding regardless of the reason for termination of my employment.
(b)    The Agreement is for the benefit of DFT and its successors and assigns.
(c)    This Agreement is governed by the laws of the state where I am employed by DFT without regard to the conflicts of laws or principles thereof.
(d)    No waiver by DFT of any breach of any of the provisions of this Agreement is a waiver of any preceding or succeeding breach of the same or any other provisions of this Agreement. No waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.
(e)    Nothing in this Agreement grants a license or permission to use any intellectual property of Company, whether owned, pending, or currently under development.
(f)    This Agreement may be amended only by a writing signed by both parties.

(g)    I agree that, on the subjects covered in this Agreement, it is the entire Agreement between me and DFT, superseding any previous oral or written communications, representations, understanding, or agreements with DFT or with any representative of DFT.
(h)    DFT and I intend for this Agreement to be an agreement of non-disclosure, assignment and non-solicitation and related matters set forth in this Agreement. This Agreement does not limit in any way the right of either DFT or me to terminate the employment relationship between DFT and me at any time. This Agreement contains obligations that survive the termination relationship between DFT and me. This Agreement is to be read and applied consistently with the employment agreement between me and DFT.
By signing this Agreement, I represent that I have read and understand this Agreement, have had an opportunity to consult legal counsel concerning this Agreement and have signed it voluntarily.

Signature:     /s/ Brian D. Doricko
Name (printed):     Brian D. Doricko
Date:     12/12/15

Schedule 1
Sales Incentive Plan Payments

Lease	Projected Payment Date	Amount
Amended and Restated Deed of Lease, dated March 14, 2016	August 1, 2017	$162,000
Deed of Lease, dated November 21, 2016	May 1, 2017	27,216
Second Amendment to Lease, February 14, 2017	June 1, 2017	68,040
Total		$257,256

Schedule 2

Leasing Opportunities
Leasing Opportunities:

1.	Proposal for space at the Company’s CH2 data center facility, as evidenced by the Sales & Leasing Opportunity Onboarding Process summary, dated January 30, 2017, as further amended and revised.

2.
Proposal for space, under a triple net structure, at the Company’s CH3 data center facility, as evidenced by the Sales & Leasing Opportunity Onboarding Process summary, dated November 7, 2016, as further amended and revised.

3.
Proposal for space, under a triple net structure, at the Company’s ACC9 data center facility, as evidenced by the Sales & Leasing Opportunity Onboarding Process summary, dated November 7, 2016, as further amended and revised.

Schedule 3

Restricted Stock Awards

Restricted Stock Award Agreements:

Date of Restrict Stock Award Agreement	Number of shares vesting within one (1) year of the effective date of the Agreement
December 5, 2016	3,113
January 5, 2016	1,602
January 6, 2017	1,055
Total	5,770

Schedule 4

Performance Share Vesting
Stock Unit Award Agreements:

		Performance Period
Date of Stock Unit Award Agreement	Award	Begin Date	End Date	Days Elapsed	Performance Units Vesting
1/5/16	4,807	1/1/16	1/1/19	442	1,939
1/6/17	3,164	1/1/17	1/1/20	76	220
Total					2,159